Inuvo, Inc.

500 President Clinton Boulevard

Suite 300

Little Rock, AR 72201

telephone (501) 205-8508

February 10, 2026

Via Edgar

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C.  20549

Attn: Eddie Kim

            Re:       Inuvo, Inc.

                        Registration Statement on Form S-3

                        Filed February 6, 2026

                        File No. 333-293270

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Inuvo, Inc. (the “Company”) hereby requests acceleration of the effective date of its Registration Statement on Form S-3 (File No. 333-293270) to February 12, 2026, at 4:00 p.m. Eastern Time or as soon thereafter as practicable.

If you have any questions, please contact Jeremy D. Siegfried, Porter Wright Morris & Arthur LLP, 41 S. High Street, Columbus, Ohio 43215, telephone (614) 227-2181, and fax (614) 227-2100.

Sincerely,

Inuvo, Inc.

/s/ Wallace D. Ruiz

Wallace D. Ruiz

Chief Financial Officer